Exhibit 10.1
[mks logo]

2 Tech Drive, Suite 201
Andover
MA 01810

|main: 978-645-5500
|fax: 978-557-5100
|www.mksinst.com

May 2, 2016

Mr. Bob Phillippy
29172 Alfieri Street
Laguna Niguel, CA 92677

Dear Bob:

As you know, on April 29, 2016, MKS Instruments, Inc. (“MKS”) acquired Newport Corporation (“Newport”) (the “Acquisition”). In connection with the Acquisition, MKS would like to retain your services as an employee of Newport, to assist with the integration of the companies, until July 1, 2016 (the “Termination Date”).

Accordingly, pending your employment through July 1, 2016, you will continue to be entitled to receive (i) your salary (at an annualized rate of $546,325.00), (ii) your cash incentive bonus for the first half of 2016 (subject to the achievement of the performance criteria set forth therein) of up to 57.5% of your annual base salary, and (iii) other health and medical benefits of Newport Corporation, including executive perquisites such as term life insurance, supplemental long-term disability insurance, and auto allowances. MKS acknowledges that as of the Termination Date, you shall have the rights relating to an eligible termination as set forth in Section 3(a) of the Amended and Restated Severance Agreement by and between you and Newport, dated April 27, 2016.

In appreciation of your agreement to provide continued services through the Termination Date, MKS hereby accelerates any unvested Restricted Stock Units and Stock Appreciation Rights held by you, effective as of the date of this notice of termination.

Your responsibilities from now through the Termination Date shall be as set forth on Schedule A hereto.

We thank you for your past service to Newport Corporation and wish you the best in the future.

Sincerely,

/s/ Jerry Colella
Jerry Colella
CEO and President

MKS Instrument, Inc.

Schedule A

Bob Phillippy

Title: Executive Advisor

Reporting to: Jerry Colella

Summary of duties:

Work with Dennis Werth to identify any major issues within Newport with either customers, employees, or business related

Team with Dennis Werth and Jack Abrams to assess sales team and assist in centralizing sales force.

Assist Jerry Colella and Dennis Werth with any outward facing communication to customers (arranging high level meetings as needed), assist in IR messaging

Work with Jerry Colella and Dennis Werth to understand how to monitor and manage: Bookings, Shipments, Capital, Business forecast, Plan of record, etc

Additional tasks to be determined by Mr. Colella